Exhibit (l)(1)

[LETTERHEAD OF ROPES & GRAY]

March 26, 2007

Evergreen Global Dividend Opportunity Fund
200 Berkeley Street
Boston, MA 02116

Ladies and Gentlemen:

We consent to the references to our firm under the captions “U.S. Federal Income Tax Matters” and “Legal Matters” in the Prospectus contained in the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP